Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WEB.COM GROUP, INC.

FIRST: The name of the corporation is Web.com Group, Inc. (the “Corporation”).

SECOND: The Corporation shall have the authority to issue 10,000 shares of $0.01 value par value common stock.

THIRD: The initial registered office of the Corporation shall be at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The initial registered agent of the Corporation at such address shall be The Corporation Trust Company.

FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the "DGCL").

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, but the stockholders may make additional bylaws and may alter, amend or repeal any Bylaws of the Corporation whether adopted by them or otherwise.

SIXTH: The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

SEVENTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing provisions of this Article Seventh by the stockholders of the Corporation shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

EIGHTH: The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation (or any predecessor of the Corporation), or is or was serving at the request of the Corporation (or any predecessor of the Corporation) as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, against expenses (including attorneys’ fees), judgments, losses, fines and amounts paid in settlement (collectively, “Losses”) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Such right may include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding commenced by such person only if the commencement of such Proceeding was authorized in the specific case by the Board of Directors.

Given that certain jointly indemnifiable claims (as defined below) may arise due to indemnification provided by certain indemnitee-related entities (as defined below) to the indemnified parties pursuant to this Article Eighth (the “Indemnified Parties”), the Corporation shall be fully and primarily responsible for the payment to the Indemnified Parties in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article Eighth, irrespective of any right of recovery the Indemnified Parties may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the Indemnified Parties may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnified Parties or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to any of the Indemnified Parties in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of such Indemnified Parties against the Corporation, and the Indemnified Parties shall execute all documents reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Article Eighth, entitled to enforce this Article Eighth.

A right to indemnification arising under this Certificate of Incorporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification is sought.

For purposes of this Article Eighth, the following terms shall have the following meanings:

(i) the term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation) from whom an Indemnified Party may be entitled to indemnification or advancement of expenses on account of Proceedings or Losses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(ii) the term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, Proceeding for which any of the Indemnified Parties shall be entitled to indemnification or advancement of expenses from both (i) the Corporation, on the one hand, and (ii) any indemnitee-related entity pursuant to any other agreement between any indemnitee-related entity and the Indemnified Party pursuant to which such Indemnified Party is indemnified, the laws of the jurisdiction of incorporation or organization of any indemnitee-related entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any indemnitee-related entity, on the other hand.

NINTH:

(A) In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Siris Capital Group, LLC (“Siris”) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) Siris and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Ninth are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of Siris, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B) None of (i) Siris or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article Ninth. Subject to said Section (C) of this Article Ninth, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(C) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, in which event the provisions of Section (B) of this Article Ninth shall not apply to any such corporate opportunity.

(D) In addition to and notwithstanding the foregoing provisions of this Article Ninth, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is either financially or legally unable, or not contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(E) For purposes of this Article Ninth, (i) “Affiliate” shall mean (a) in respect of Siris, any Person that, directly or indirectly, is controlled by Siris, controls Siris or is under common control with Siris and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(F) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Ninth.

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